EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-228577) and (No. 333-170727) on Form S-8 of Moody’s Corporation of our report dated June 16, 2021, with respect to the financial statements and supplemental Schedule H, line 4i – schedule of assets (held at end of year) of the Profit Participation Plan of Moody’s Corporation.

/s/ KPMG LLP

New York, New York
June 16, 2021